Exhibit T3A.12

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “REVERSE MORTGAGE SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF AUGUST, A.D. 2016, AT 3:18 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4304886 8100
SR# 20165309357	Authentication: 202806070
Date: 08-10-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REVERSE MORTGAGE SOLUTIONS, INC.	Delivered 03:18 PM 08/10/2016 FILED 03:18 PM 08/10/2016 SR 20165309357 - File Number 4304886

Reverse Mortgage Solutions, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the name of this corporation is Reverse Mortgage Solutions, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 21, 2007, under the name Reverse Mortgage Solutions, Inc.

2.	That Reverse Mortgage Solutions, Inc.’s Certificate of Incorporation was amended and restated as of March 29, 2007.

3.	That the Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said Second Amended and Restated Certificate of Incorporation to be advisable and in the best interest of this corporation and its stockholder, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders thereof.

4.	That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5.	That this Second Amended and Restated Certificate of Incorporation of Reverse Mortgage Solutions, Inc. which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 and 245 of the General Corporation Law.

6.	The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Reverse Mortgage Solutions, Inc. (the “Corporation”)

SECOND: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 5,000 shares of Common Stock, each of which shall have a par value of one cent ($.01) per share.

FIFTH: Subject to any additional vote required by the Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by the statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any and all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Amended and Restated Certificate of Incorporation, the number of directors of the Corporation, shall be determined by the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballet unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholder of this Articles Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occur prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repel or modification of the foregoing provisions of this Articles Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 2nd day of August, 2016.

By:
Name:	Alan Clark
Title:	Vice President, General Counsel and Secretary

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